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                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PXRE Group Ltd. (successor Registrant of PXRE Corporation) of our report dated February 12, 2001, except for note 10 as to which the date is February 11, 2003, relating to the consolidated statement of operations and comprehensive income, of shareholders' equity and of cash flows for the year ended December 31, 2000, which appears in the Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Hamilton, Bermuda
October 15, 2003